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                                                                      Exhibit 11

February 18, 2003




Metropolitan Series Fund, Inc.
501 Boylston Street
Boston, Massachusetts 02116

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to the Metropolitan Series Fund, Inc. (the "Company") in connection with the Registration Statement of the Company on Form N-14 (the "Registration Statement") being filed by the Company today under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combinations of each series of the Company (each a "Met Fund") listed below with the corresponding series of the General American Capital Company ("GACC") (each a "General American Fund"), and the issuance of shares of common stock of specified classes of each Met Fund in connection therewith (the "Shares"), all in accordance with the terms of each proposed Agreement and Plan of Reorganization by and among the Company on behalf of the applicable Met Fund, GACC on behalf of the corresponding General American Fund, and MetLife Advisers, LLC (each an "Agreement and Plan of Reorganization") in substantially the form included in the Registration Statement as an exhibit.

                Met Fund                            General American Fund
                --------                            ---------------------

       Lehman Brothers(R) Aggregate            Bond Index Fund
       Bond Index Portfolio

       State Street Research Diversified       Asset Allocation Fund
       Portfolio

       State Street Research Large Cap         Managed Equity Fund
       Value Portfolio

       MetLife Stock Index Portfolio           S&P 500 Index Fund

       State Street Research Aggressive        Mid-Cap Equity Fund
       Growth Portfolio

       State Street Research Aurora            State Street Research Small-Cap

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Metropolitan Series Fund, Inc.
Page 2

       Portfolio                               Equity Fund

       Morgan Stanley EAFE(R) Index            International Index Fund
       Portfolio

We have examined the Company's Articles of Incorporation and amendments thereto (collectively, the "Met Articles") and the Company's By-Laws, as amended. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Directors of GACC and the shareholders of each General American Fund will have taken all actions required of them for the approval of the Agreements and Plans of Reorganization, and (2) each Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of GACC and MetLife Advisers, LLC.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Maryland.

2. When issued in accordance with the relevant Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable by the Company.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the Act. We consent to the filing of this opinion with and as part of the Registration Statement.

Very truly yours,



/s/ Ropes & Gray
Ropes & Gray